Exhibit 4

FOR IMMEDIATE RELEASE

February 4, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Notice Regarding Stock Transfer of Venture Link Co., Ltd.

Nissin Co., Ltd. (the “Company”) hereby announces that the Company will transfer all the holding shares of Venture Link Co., Ltd. (“Venture Link”) to NIS Lease Co., Ltd. (“NIS Lease”), the wholly-owned subsidiary of the Company, promptly from today.

1.	Reason for stock transfer
The Company’s group (the “NIS Group”) and Venture Link are mutually developing businesses pursuant to a basic agreement between them executed on November 12, 2003. NIS Lease in particular is the best positioned company in the NIS Group to realize expected synergies through expanding business operations in leasing to franchise (“FC”) members of Venture Link, installment selling, credit guarantee, and business of guaranteeing accounts receivable as well as accepting human resources from Venture Link.
In order to maximize the effects of the business alliance, which we believe important and profitable for both companies, the Company expects to promote the relationships between Venture Link and the NIS Group by transferring the stock to NIS Lease.

2.	Outline of Venture Link

Company Name	:	Venture Link Co., Ltd. (TSE 1st Section – Code No. 9609)
Main Business Operations	:	Information provision services for small to medium-sized enterprises and management of FC headquarters
Established	:	March 1, 1986
Location	:	1-13, Kotobuki 2-chome, Taito-ku, Tokyo
Representative	:	Nobuhiko Matsumoto
Common Stock	:	¥13,222.12 million (as of November 30, 2004)

3.	Outline of the transferee

Company Name	:	NIS Lease Co., Ltd.
Main Business Operations	:	Leasing and credit guarantee business
Established	:	November 10, 2003
Location	:	1-6, Nishi-shinjuku 1-chome, Shinjuku-ku, Tokyo
Representative	:	Toshioki Otani
Common Stock	:	¥275 million

4.	Impact on financial results
As the total number of shares to be transferred by the Company will be 12,285,400 shares, the stock transfer is expected to result in consolidated and non-consolidated special losses of ¥1.4 billion. Unrealized capital gain on investment securities, excluding shares of Venture Link and other shares planned to be sold during the fiscal year ending March 31, 2005, was ¥10.3 billion as of January 31.

5.	Statements about future projections
The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject of various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;
•	competition from large consumer finance companies and other financial institutions;
•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of information or technological systems and networks;
•	the influence of our president and his family over important decisions;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
and
•	regulations and increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.